SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                  ---------------
                                      FORM 8-K

                                   CURRENT REPORT


                       Pursuant to Section 13 or 15 (d) of the
                           Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) May 12, 1997

                               ASPEN BANCSHARES, INC.
                               ----------------------
                  (Exact name of registrant as specified in charter)

              Colorado                0-19376                 84-1068527
              --------                -------                 ----------
              (State or Other       (Commission                     (IRS
              Jurisdiction of      File Number)                 Employer
              Incorporation or                                Identific-
              Organization)                                        ation
                                                                    No.)


           534 East Hyman Avenue,  PO Box 3677,  Aspen, Colorado 81612
           -----------------------------------------------------------
           (Address of principal executive offices)         (Zip Code)


         Registrant's telephone number, including area code (970) 925-6700

                                         N/A
                                         ---
            (Former name or former address, if changed since last report)

            Item 5.   OTHER EVENTS

                 On May 12, 1997 the Registrant and Zions Bancorporation
            ("Zions Bancorp") amended the Agreement and Plan of Reorganization, dated November 19, 1996, as amended on March 11, 1997 ("the Agreement") as follows:

                1.The parties desiring to allow the Reorganization to be effective on the same date as the date of the special meeting of the shareholders of the Registrant approving the Reorganization, instead of one day later, amended
                Section 2.1 of the Agreement to read as follows:

                           2.1   Shareholder  Approval.  The date  upon
                      which the shareholders of the Company approve, ratify, and confirm the transactions contemplated by this Agreement; or

               2.On May 10, 1997 Zions Bancorp provided the Registrant with written notice, as contemplated in section 10.2(d)(iii) of the Agreement, that it intends to terminate the Agreement based upon index differential, thus affording the Registrant the opportunity to exercise the Company Election as contemplated in section 10.2(d)(iv) of the Agreement which, if exercised, would change the amount of consideration to be received by shareholders of the Registrant and avert termination of the Agreement. As an incentive to the Registrant to exercise the Company Election, Zions Bancorp offered to amend the Agreement to increase the consideration to be received by the holders of Registrant's Common Stock by their respective pro rata shares of 15,000 shares of Zions Bancorp's Common Stock. On May 12, 1997, the Registrant agreed to the amendments to the Agreement. The parties intend that such additional 15,000 shares represent "pre-split" shares, i.e. shares as they existed before effectiveness of the four-for-one stock split of Zions Bancorp to be paid on May 14, 1997 to holders of record of Zions Bancorp's Common Stock as of May 9, 1997. On May 12, 1997 the Registrant exercised the Company Election. As a result of the amendment of the Agreement as set forth above, section 1.2(b) of the Agreement was amended to read as follows:

                           (b) Form of Consideration. Subject to the terms, conditions, and limitations set forth herein, upon surrender of his or her certificate or certificates in accordance with Section 1.1 hereof, each holder of shares of Company Common Stock shall be entitled to receive, in exchange for each share of Company Common Stock held of record by such stockholder as of the Effective Date, that number of shares of Zions Bancorp Stock calculated, first, by dividing the Purchase Price by the Average Closing Price, and, second, by adding 15,000 shares of Zions Bancorp Stock (adjusted to the extent necessary to take into account, consistently with Section 11.9 hereof, the four-for-one stock split to be paid on May 14, 1997 to holders of record of Zions Bancorp Stock as of May 9, 1997) to the number of shares so reached, and, third, by further dividing that sum by the sum of the number of shares of Company Common Stock that shall be issued and outstanding at the Effective Date and the Option Equivalent Number.

                      A conforming amendment was made to section 11.9 of
            the Agreement, which was restated to read in its entirety as follows:

                               11.9 Adjustments   for  Certain   Events.
                      Anything in this agreement to the contrary notwithstanding, all prices per share, numbers of shares, and exchange ratios referred to in this Agreement shall be appropriately adjusted to account for stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, but not for normal and recurring cash dividends declared or paid in a manner consistent with the established practice of the payer.

                 To  conform  the  Agreement  of  Merger  between  Zions
            Bancorp and the Registrant to the foregoing, section 3.1(b) of Exhibit I to the Agreement was restated to read in its entirety as follows:

                           (b) Form of Consideration.    Subject to the
                      terms, conditions, and limitations set forth herein, upon surrender of his or her certificate or certificates, each holder of shares of Company Common Stock shall be entitled to receive, in exchange for each share of Company Common Stock held of record by such stockholder as of the Effective Date, that number of shares of Zions Bancorp Stock calculated, first, by dividing the Purchase Price by the Average Closing Price, and, second, by adding 15,000 shares of Zions Bancorp Stock (adjusted to the extent necessary to take into account the four-for-one stock split to be paid on May 14, 1997 to holders of record of Zions Bancorp Stock as of May 9, 1997) to the number of shares so reached, and, third, by further dividing that sum by the sum of the number of shares of Company Common Stock that shall be issued and outstanding at the Effective Date and the Option Equivalent Number.

                                     SIGNATURES


                 Pursuant  to the  requirements  of  the Securities  and
            Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



            Date: March 13, 1997                   /s/Charles B. Israel
                  --------------                   --------------------
                                                   Charles B. Israel
                                                   President and CEO

            Date: March 13, 1997                   /s/Amy G. Beidleman
                  --------------                   -------------------
                                                   Vice President, Chief
                                                   Financial Officer and
                                                   Secretary